Exhibit 99.1

STAAR Surgical Reports Third Quarter Net Sales of $76 Million Up 30% Y/Y

ICL Units Up 40% Y/Y; Constant Currency Net Sales of $80.0 Million

LAKE FOREST, CA, November 2, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Overview

•	Net Sales of $76.0 Million Up 30% and Constant Currency Net Sales of $80.0 Million Up 37% from the Prior Year Quarter
•	ICL Sales of $72.0 Million Up 33% and Constant Currency ICL Sales of $75.2 Million Up 39% from the Prior Year Quarter
•	ICL Units Up 40% from the Prior Year Quarter
•	Gross Margin at 79.5% vs. 77.6% in the Prior Year Quarter
•	Net Income of $0.21 per Share vs. $0.12 per Share in the Prior Year Quarter
•	Cash, Cash Equivalents and Investments Available for Sale Ended the Quarter at $224.7 Million

“STAAR achieved 30% net sales growth in the third quarter which reflects strong EVO ICL unit growth in APAC and strong accelerating growth in the U.S., despite constant currency challenges and, in Europe, macroeconomic headwinds,” said Caren Mason, President and CEO of STAAR Surgical. “In the third quarter, global ICL unit growth was up 40% year over year, highlighted by unit growth in China up 52%, the U.S. up 63%, Japan up 40%, South Korea up 49% and Asia Pacific distributor markets up 47%. We advanced our patient awareness, engagement and market building initiatives for EVO in the U.S. during and subsequent to the third quarter, highlighted by media campaigns with global entertainment celebrity Joe Jonas and NBA player Max Strus, and introduced our presbyopia lens, EVO Viva™, to surgeons at our Experts Meeting preceding the annual congress of the European Society of Cataract and Refractive Surgeons. Despite stringent COVID policies in China we achieved strong results in the third quarter and expect our EVO lenses to capture more than 25% of the estimated 1.2 million annual refractive procedures by the end of 2022. However, due to tighter COVID restrictions in China resulting in expected delayed demand in the fourth quarter, ongoing headwinds in Europe, weakness in the Yen and Euro, and lower Other Products sales, we now anticipate total net sales will be approximately $285 million for fiscal 2022, which represents $300 million adjusted for constant currency. Our fiscal 2022 outlook includes ICL sales of approximately $272 million, representing approximately 28% year over year growth, and Other Products sales of approximately $13 million.”

Ms. Mason continued, “Today it is vital that STAAR focus on the significant growth opportunities we have with our premium EVO products. At the same time, our low margin Other Products business, which represents approximately 5% of sales and consists of cataract IOLs, IOL injectors and injector parts, has faced increasing supply chain challenges. As a result of third-party materials and supply chain challenges that only affect our Other Products business, we will no longer be able to support Other Products as we have historically. We will continue to support customers of Other Products through the end of 2023. As we look to fiscal 2023, despite the aforementioned challenges, we expect to achieve approximately 30% ICL sales growth, year over year, to approximately $355 million in total company net sales which contemplates limited sales from Other Products. We see significant growth potential for our EVO family of lenses globally and look forward to continuing our focus, efforts and resources on especially large growth opportunities in the U.S. and Asia in 2023.”

Financial Overview – Q3 2022

Net sales were $76.0 million for the third quarter of 2022, up 30% compared to $58.4 million reported in the prior year quarter. The sales increase was driven by ICL sales and unit growth of 33% and 40%, respectively, as compared to the prior year period. Other Product sales decreased 3% compared to the prior year quarter. ICL sales were 95% of total net sales for the third quarter of 2022. Changes in currency, primarily in the Japanese Yen as well as the Euro, negatively impacted reported total net sales by $4.0 million for the third quarter of 2022.

Gross profit margin for the third quarter of 2022 was 79.5% compared to the prior year quarter of 77.6%. Factors impacting gross margin in the third quarter of 2022, as compared to the prior year quarter, due mainly to product and geographic mix, partially offset by increased period costs associated with manufacturing projects.

Operating expenses for the third quarter of 2022 were $46.8 million compared to the prior year quarter of $37.5 million. General and administrative expenses were $14.0 million compared to the prior year quarter of $11.0 million. The increase in general and administrative expenses was due to compensation related expenses, increased facilities costs and outside services. Selling and marketing expenses were $23.1 million compared to the prior year quarter of $18.2 million. The increase in selling and marketing expenses is due to increased trade shows and sales meetings, advertising and promotional activities, travel expenses and compensation related expenses. Research and development expenses were $9.6 million compared to the prior year quarter of $8.3 million due to increased compensation related expenses.

Net income for the third quarter of 2022 was $10.3 million or $0.21 per diluted share compared with net income of $6.0 million or $0.12 per diluted share for the prior year quarter. The year over year increase is attributable to higher sales and gross profit and, as a percentage of sales, lower operating expenses. Adjusted Net Income for the third quarter of 2022 was $18.1 million or $0.37 per diluted share compared to $10.3 million or $0.21 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and investments available for sale at September 30, 2022 totaled $224.7 million compared to $199.7 million at December 31, 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, November 2 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 976076), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 710361) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes stock-based compensation expenses and valuation allowance adjustments because they are non-cash expenses and because of the considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table provided in this press release shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022, 2023, or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our current and pipeline of ICL products with regulators, and any statements of assumptions underlying any of the foregoing, including those relating to our current and pipeline of ICL products and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$129,242	$199,706
Investments available for sale	82,091	-
Accounts receivable trade, net	55,429	43,531
Inventories, net	19,930	17,274
Prepayments, deposits, and other current assets	10,218	10,900
Total current assets	296,910	271,411
Investments available for sale	13,360	-
Property, plant, and equipment, net	48,048	35,912
Finance lease right-of-use assets, net	380	506
Operating lease right-of-use assets, net	29,503	31,310
Intangible assets, net	171	218
Goodwill	1,786	1,786
Deferred income taxes	3,710	3,813
Other assets	808	822
Total assets	$394,676	$345,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,567	$8,699
Obligations under finance leases	167	127
Obligations under operating leases	3,474	3,283
Allowance for sales returns	5,040	4,816
Other current liabilities	29,072	31,877
Total current liabilities	45,320	48,802
Obligations under finance leases	252	382
Obligations under operating leases	26,032	28,269
Deferred income taxes	1,554	811
Asset retirement obligations	158	198
Pension liability	1,228	8,758
Total liabilities	74,544	87,220
Stockholders' equity:
Common stock	482	477
Additional paid-in capital	398,448	373,519
Accumulated other comprehensive loss	(310)	(4,048)
Accumulated deficit	(78,488)	(111,390)
Total stockholders' equity	320,132	258,558
Total liabilities and stockholders' equity	$394,676	$345,778

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Nine Months Ended
	% of	September 30,	% of	October 1,	Fav (Unfav)		% of	September 30,	% of	October 1,	Fav (Unfav)
	Sales	2022	Sales	2021	Amount	%	Sales	2022	Sales	2021	Amount	%
Net sales	100.0%	$76,046	100.0%	$58,352	$17,694	30.3%	100.0%	$220,347	100.0%	$171,471	$48,876	28.5%
Cost of sales	20.5%	15,584	22.4%	13,051	(2,533)	-19.4%	21.2%	46,749	22.1%	37,825	(8,924)	-23.6%
Gross profit	79.5%	60,462	77.6%	45,301	15,161	33.5%	78.8%	173,598	77.9%	133,646	39,952	29.9%
Selling, general and administrative expenses:
General and administrative	18.4%	14,011	18.9%	11,018	(2,993)	-27.2%	18.1%	39,934	19.0%	32,671	(7,263)	-22.2%
Selling and marketing	30.4%	23,130	31.1%	18,175	(4,955)	-27.3%	29.3%	64,633	29.3%	50,229	(14,404)	-28.7%
Research and development	12.7%	9,616	14.2%	8,271	(1,345)	-16.3%	12.0%	26,193	14.5%	24,790	(1,403)	-5.7%
Total selling, general, and administrative expenses	61.5%	46,757	64.2%	37,464	(9,293)	-24.8%	59.4%	130,760	62.8%	107,690	(23,070)	-21.4%
Operating income	18.0%	13,705	13.4%	7,837	5,868	74.9%	19.4%	42,838	15.1%	25,956	16,882	65.0%
Other expense, net:
Interest income (expense), net	1.2%	897	0.0%	(23)	920	4000.0%	0.4%	934	0.0%	(35)	969	2768.6%
Loss on foreign currency transactions	-2.8%	(2,129)	-1.1%	(610)	(1,519)	-249.0%	-2.2%	(4,904)	-1.2%	(2,040)	(2,864)	-140.4%
Royalty income	0.1%	77	0.3%	185	(108)	-58.4%	0.2%	527	0.3%	496	31	6.3%
Other income (expense), net	0.0%	27	0.0%	(13)	40	307.7%	0.1%	178	0.0%	(47)	225	478.7%
Total other expense, net	-1.5%	(1,128)	-0.8%	(461)	(667)	-144.7%	-1.5%	(3,265)	-0.9%	(1,626)	(1,639)	-100.8%
Income before provision for income taxes	16.5%	12,577	12.6%	7,376	5,201	70.5%	17.9%	39,573	14.2%	24,330	15,243	62.7%
Provision for income taxes	3.0%	2,315	2.3%	1,356	(959)	-70.7%	3.0%	6,671	2.8%	4,751	(1,920)	-40.4%
Net income	13.5%	$10,262	10.3%	$6,020	$4,242	70.5%	14.9%	$32,902	11.4%	$19,579	$13,323	68.0%
Net income per share - basic		$0.21		$0.13				$0.69		$0.42
Net income per share - diluted		$0.21		$0.12				$0.67		$0.40
Weighted average shares outstanding - basic		48,102		47,483				47,915		47,064
Weighted average shares outstanding - diluted		49,549		49,592				49,371		49,448

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Cash flows from operating activities:
Net income	$10,262	$6,020	$32,902	$19,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,077	917	3,101	2,671
Amortization of long-lived intangibles	7	9	22	26
Accretion/Amortization of investments available for sale	(307)	-	(307)	-
Deferred income taxes	23	-	23	845
Change in net pension liability	(12)	118	40	91
Stock-based compensation expense	5,727	3,663	15,375	10,985
Loss on disposal of property and equipment	-	-	-	2
Provision for sales returns and bad debts	(439)	137	361	1,069
Inventory provision	592	400	2,020	1,097
Changes in working capital:
Accounts receivable	7,029	6,725	(13,108)	(7,072)
Inventories	(2,298)	(937)	(4,123)	1,301
Prepayments, deposits and other current assets	2,786	1,595	526	1,288
Accounts payable	(5,077)	228	(1,834)	(40)
Other current liabilities	4,739	3,441	(2,253)	3,622
Net cash provided by operating activities	24,109	22,316	32,745	35,464
Cash flows from investing activities:
Acquisition of property and equipment	(6,273)	(3,273)	(14,083)	(8,956)
Purchase of investments available for sale	(95,576)	-	(95,576)	-
Proceeds from sale or maturity of investments available for sale	-	-	-	-
Net cash used in investing activities	(101,849)	(3,273)	(109,659)	(8,956)
Cash flows from financing activities:
Repayment of finance lease obligations	(40)	(36)	(85)	(314)
Proceeds from vested restricted stock and exercise of stock options	5,034	4,212	8,180	18,323
Net cash provided by financing activities	4,994	4,176	8,095	18,009
Effect of exchange rate changes on cash and cash equivalents	(502)	(56)	(1,645)	(724)
Increase in cash and cash equivalents	(73,248)	23,163	(70,464)	43,793
Cash and cash equivalents, at beginning of the period	202,490	173,083	199,706	152,453
Cash and cash equivalents, at end of the period	$129,242	$196,246	$129,242	$196,246

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited	Three Months Ended		Nine Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Net income (as reported)	$10,262	$6,020	$32,902	$19,579
Less:
Foreign currency impact	2,129	610	4,904	2,040
Stock-based compensation expense	5,727	3,663	15,375	10,985
Valuation allowance adjustment	-	-	-	845
Net income (adjusted)	$18,118	$10,293	$53,181	$33,449

Net income per share, basic (as reported)	$0.21	$0.13	$0.69	$0.42
Foreign currency impact	0.05	0.01	0.10	0.04
Stock-based compensation expense	0.12	0.08	0.32	0.23
Valuation allowance adjustment	-	-	-	0.02
Net income per share, basic (adjusted)	$0.38	$0.22	$1.11	$0.71
Net income per share, diluted (as reported)	$0.21	$0.12	$0.67	$0.40
Foreign currency impact	0.04	0.01	0.10	0.04
Stock-based compensation expense	0.12	0.08	0.31	0.22
Valuation allowance adjustment	-	-	-	0.02
Net income per share, diluted (adjusted)	$0.37	$0.21	$1.08	$0.68
Weighted average shares outstanding - Basic	48,102	47,483	47,915	47,064
Weighted average shares outstanding - Diluted	49,549	49,592	49,371	49,448

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	September 30,	Effect of	Constant	October 1,	As Reported		Constant Currency
Sales	2022	Currency	Currency	2021	$ Change	% Change	$ Change	% Change
ICL	$71,953	$3,210	$75,163	$54,153	$17,800	32.9%	$21,010	38.8%
Cataract IOL	2,191	484	2,675	2,525	(334)	-13.2%	150	5.9%
Other	1,902	284	2,186	1,674	228	13.6%	512	30.6%
Other Products	4,093	768	4,861	4,199	(106)	-2.5%	662	15.8%
Total Sales	$76,046	$3,978	$80,024	$58,352	$17,694	30.3%	$21,672	37.1%

	Nine Months Ended
	September 30,	Effect of	Constant	October 1,	As Reported		Constant Currency
Sales	2022	Currency	Currency	2021	$ Change	% Change	$ Change	% Change
ICL	$208,550	$7,166	$215,716	$159,889	$48,661	30.4%	$55,827	34.9%
Cataract IOL	7,640	1,137	8,777	9,324	(1,684)	-18.1%	(547)	-5.9%
Other	4,157	721	4,878	2,258	1,899	84.1%	2,620	116.0%
Other Products	11,797	1,858	13,655	11,582	215	1.9%	2,073	17.9%
Total Sales	$220,347	$9,024	$229,371	$171,471	$48,876	28.5%	$57,900	33.8%